EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 File No. 333-168317 and Form S-8 File Nos. 333-158495 and 333-189787 of NTS, Inc. of our report dated March 27, 2014, relating to the consolidated financial statements, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2013.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
March 27, 2014